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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

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Board of Directors and Stockholders
Corillian Corporation:

We consent to the use of our reports dated March 15, 2006, with respect to the consolidated balance sheets of Corillian Corporation as of December 31, 2005 and 2004 and the related consolidated statements of operations, shareholder's equity, and cash flows for each of the years in the three-year period ended December 31, 2005, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005 incorporated herein by reference.

/s/ KPMG LLP
Portland, Oregon
December 13, 2006

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